EXHIBIT 2.2

GERMAN SHARE PURCHASE AGREEMENT

regarding the

acquisition of

BRUKER PHYSIK GMBH

and

TECHNEON AG

Dated as of December 2, 2007

i

EXHIBITS

Exhibit A — Financing Documents

Exhibit B — Press Release

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

List of Schedules

Schedule 2.1(d)	Subsidiaries
Schedule 2.1(e)	Corporate Documents
Schedule 2.1(f)	SciTec Real Property
Schedule 2.2(d)	Form of Bruker Physik Share Transfer Deed
Schedule 2.3(c)	Form of Techneon Transfer Deed
Schedule 2.4	Form of SciTec Real Property Sale and Transfer Agreement
Schedule 2.5	Purchase Price Allocation
Schedule 3.3	No Violation
Schedule 3.12	SciTec Real Property
Schedule 4.3(c)	Options, Warrants, Calls, Rights Etc.
Schedule 4.4(c)	Other Interests
Schedule 4.5	No Conflict
Schedule 4.6(a)	Permits
Schedule 4.7	Books and Records
Schedule 4.9	Financial Statements; Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13	Insurance
Schedule 4.15(a)	Owned Real Property
Schedule 4.15(b)	Real Property Leases
Schedule 4.16	Environmental
Schedule 4.18(b)	Service Agreement
Schedule 4.18(c)	Employee Benefits
Schedule 4.18(d)	Pensions
Schedule 4.19	Taxes and Tax Returns
Schedule 4.20(a)	Target Companies’ Proprietary Rights
Schedule 4.20(b)	Target Companies’ Proprietary Rights
Schedule 4.21	Information Technology
Schedule 4.22	Guarantees
Schedule 4.23	Bank Accounts
Schedule 4.27	No Misleading Statements
Schedule 5.3	No Conflict
Schedule 6.7(a)	No Solicitation

GERMAN SHARE PURCHASE AGREEMENT

This GERMAN SHARE PURCHASE AGREEMENT (this “Agreement” or “German SPA”) is made and entered into as of December 2, 2007 by and among:

1.             SciTec GmbH & Co. KG, Silberstreifen 4, 76287 Rheinstetten, Germany, a limited partnership under German law, registered with the Local Court of Mannheim under HRA 104585,

- “Seller 1” -

2.             Dirk D. Laukien, 42 Pleasant Bend Drive, The Woodlands, TX, 77382, USA,

- “Seller 2” -

3.             Frank H. Laukien, 294 Commonwealth Avenue, Apt. 2, Boston, MA, 02115, USA,

- “Seller 3” -

4.             Isolde Laukien-Kleiner, Lichtentaler Allee 68, 76530 Baden-Baden, Germany,

- “Seller 4” -

5.             Joerg C. Laukien, Markgrafenstrasse 34, 76530 Baden-Baden, Germany,

- “Seller 5” -

6.             Marc M. Laukien, 809 Harbour Isles Ct, N. Palm Beach, FL, 33410, USA,

- “Seller 6” -

7.             Robyn L. Laukien, 12 Smith Hill Road, Lincoln, MA, 01773, USA,

- “Seller 7” -

- Sellers 1 through 7 collectively referred to as “Sellers” -

- Sellers 2 through 7 collectively referred to as “Laukien Sellers” -

and

8.             Bruker BioSciences Corporation, 40 Manning Road, Billerica, MA, 01821, USA, a Delaware corporation,

- “Purchaser 1” -

9.             Bruker Daltonik GmbH, Fahrenheitstr. 4, D-28359 Bremen, Germany, a German limited liability company, registered with the Local Court of Bremen under HRB 8150,

- “Purchaser 2” -

10.           Bruker Optik GmbH, Rudolf-Plank-Str. 27, 76275 Ettlingen, Germany, a German limited liability company, registered with the Local Court of Mannheim under HRB 362608,

-       “Purchaser 3” -

- Purchasers 1 through 3 collectively referred to as “Purchasers” -

and

11.           Bruker Physik GmbH, Am Silberstreifen 4, 76287 Rheinstetten, Germany, a German limited liability company, registered with the Local Court of Mannheim under HRB 702671,

- “Bruker Physik” -

12.           Techneon AG, c/o Bruker BioSpin AG, Industriestrasse 26, CH — 8117 Fällanden, Switzerland, a Swiss stock corporation, registered with the commercial register of the Canton of Zurich under CH-020.3.925.959-1,

- “Techneon” -

- Bruker Physik and Techneon each a “Target Company” or collectively the “Target Companies” -

- Sellers, Purchasers, Bruker Physik and Techneon collectively referred to as the “Parties” -

RECITALS

WHEREAS, Bruker Physik is a German limited liability company with a registered share capital (Stammkapital) of nominal €8,500,000; Sellers hold 87% of the registered share capital of Bruker Physik, the remaining 13% of the registered share capital in Bruker Physik (each share in Bruker Physik a “BPhysik Share” and together the “BPhysik Shares”) being held by Techneon;

WHEREAS, Techneon is a Swiss stock corporation with a stated share capital of nominal CHF 8,000,000, divided into 8,000 registered shares on nominal CHF 1,000 each (together the “Techneon Shares” and together with the BPhysik Shares the “Shares”), being held entirely by Seller 1 (other than, prior to the Compulsory Share Transfer, the Compulsory Shares);

WHEREAS, Seller 1 and Seller 4 co-own (1/2 co-ownership each) one piece of real property in Ettlingen (registered as Nr. 4276 in the land register of Ettlingen) (“SciTec Real Property”);

WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the “Transactions”), which is comprised of Bruker BioSpin Inc. (“BioSpin U.S.”), Bruker BioSpin Invest AG (“Invest”), Bruker Physik and Techneon, and each of their respective Subsidiaries;

WHEREAS, reference is made to that certain U.S. Stock Purchase Agreement, dated as of December 2, 2007, by and among BRKR, Laukien Sellers and BioSpin U.S. (the “U.S. SPA”), wherein is contemplated the acquisition of BioSpin U.S. by BRKR;

WHEREAS, pursuant to Section 2.5 of the U.S. SPA, an escrow fund of $92,000,000 (the “Indemnity Escrow”), to be funded by the purchase price of the U.S. SPA, shall be created to serve as security for fulfillment by Sellers of their obligations pursuant to Article IX of this German SPA, Article IX of the U.S. SPA and Article X of the Swiss Merger Agreement;

WHEREAS, the closing of the transactions contemplated by the U.S. SPA shall occur prior to the Closing of the transactions contemplated by this German SPA;

WHEREAS, reference is made to that certain Swiss Agreement and Plan of Merger, dated as of December 2, 2007, by and among BRKR, Bruker BioSpin Beteiligungs AG, a Swiss stock corporation and a direct, wholly owned subsidiary of BRKR (“Merger Sub”), Laukien Sellers and Invest (the “Swiss Merger Agreement”), wherein is contemplated the acquisition of Invest by BRKR by means of a share exchange, share cancellation and reverse subsidiary merger in which Merger Sub is intended to be merged with and into Invest, with Invest surviving the merger and becoming a direct, wholly owned subsidiary of BRKR, solely in exchange for the delivery of shares of BRKR Stock to Sellers;

WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to holders, as of the relevant record date, of outstanding Invest common shares;

WHEREAS, pursuant to this German SPA, (i) in a first step, Sellers desire to sell 50.5% of the BPhysik Shares to Purchaser 1 and 18.25% of the BPhysik Shares to each of Purchasers 2 and 3, (ii) in a second step, Seller 1 desires to sell the Techneon Shares to Bruker Physik, and (iii) in a third step, Sellers 1 and 4 desire to sell the SciTec Real Property to Purchaser 3 herein; and

WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed “Bruker Corporation”;

WHEREAS, BRKR has received a commitment letter for an underwritten credit facility, which is required for the financing of the Transactions, from certain lenders as set forth in Exhibit A;

Now, therefore, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND DEFINED TERMS

Section 1.1           Definitions.

(a)          As used in this German SPA, the following terms shall have the following meanings:

“Ancillary Agreements” shall mean the Bruker Physik Share Transfer Deed, the Techneon Transfer Deed and the SciTec Real Property Sale and Transfer Agreement.

“BRKR” shall mean Bruker BioSciences Corporation, a Delaware corporation.

“CHF” shall mean the lawful currency of Switzerland.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from Purchasers’ and the Target Companies’ (and their respective Subsidiaries’) existing lenders.

“Corporate Documents” shall mean (i) the current commercial register extract, (ii) pending register applications (or equivalent documents), if any, (iii) the current version of the articles of association or partnership agreement (or equivalent document or agreement), (iv) any pending shareholders or partners resolutions or other statements to change such articles or agreement and (v) all other Organizational Documents.

“Directors and Officers” shall mean any managing directors (Geschäftsführer), members of the management board (Mitglieder des Vorstandes), members of the supervisory board (Mitglieder des Aufsichtsrats), members of the board of directors or any other statutory representatives or members of any other statutory bodies of representation of any legal entity in any jurisdiction.

“Employee” shall mean any employee of the Target Companies or their Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

“GAAP” shall mean accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, and the statutory provisions underlying such principles.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Sellers or the Target Companies shall mean the knowledge of (i) Sellers with respect to Sellers and (ii) Bernd Gewiese, Wulf-Ingo Jung, Arne Kasten, Albrecht Kehr, Tony Keller, Burkhard Prause, Gerhard Roth, Klaus Schlenga and Dieter Schmalbein, and Laukien Sellers with respect to the Target Companies and their Subsidiaries, in all such cases, assuming reasonable inquiry.

“Material Adverse Effect” shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this German SPA or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of the Target Companies and their Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Material Adverse Effect: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of the Target Companies and their Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) the Target Companies or their Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

“Ordinary Course of Business” shall mean the ordinary course of business of the Target Companies and their respective Subsidiaries consistent with past practice.

“Permits” shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any businesses of the Target Companies or their Subsidiaries.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of the Target Companies or their Subsidiaries, (ii) Liens arising under Contracts with Third Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, (iii) Liens for Taxes that are not due and payable and (iv) any Lien arising by operation of law.

 “Schedule” shall mean that schedule delivered to Purchasers by Sellers prior to the execution of this German SPA (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

“Swiss Closing” has the meaning ascribed thereto in the Swiss Merger Agreement.

“Target Company IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of the Target Companies or the Subsidiaries.

(b)          Terms defined in the U.S. SPA shall, when used in this German SPA and unless otherwise defined in this German SPA, have the meaning ascribed to them in the U.S. SPA.

(c)          Each of the following terms is defined in the Section set forth opposite such term:

Accounts Receivable	4.14
Agreement	Preamble
Alternative Proposal	6.7(b)
BioSpin U.S.	Recitals
BPhysik Purchase Price	2.5(a)
BPhysik Shares	Recitals
Bruker Physik	Preamble
Bruker Physik Share Transfer Deed	2.2(d)
Closing	2.6
Closing Date	2.6
Compulsory Shareholders	2.1(c)
Compulsory Shares	2.1(c)
Compulsory Share Transfer	6.13
Deposit	4.26
Employee Benefits	4.18(c)
Environmental Law	4.16(e)(ii)
Environmental Permits	4.16(e)(iii)
Financial Statements	4.9(a)
German SPA	Preamble
Group Entities	2.1(d)
Hazardous Substances	4.16(e)(i)
Indemnity Cap	9.5(a)
Indemnity Escrow	Recitals
Invest	Recitals
Laukien Sellers	Preamble
Leased Real Property	4.15(b)
Merger Sub	Recitals
Owned Proprietary Rights	4.20(a)
Owned Real Property	4.15(a)
Parties	Preamble
Pension Commitments	4.18(d)
Proceeding	3.5
Proprietary Rights	4.20(a)
Purchaser 1	Preamble
Purchaser 2	Preamble
Purchaser 3	Preamble
Purchaser Indemnified Parties	9.2
Purchasers	Preamble
Real Property	4.15(b)
Real Property Leases	4.15(b)
Refund	4.26
Related Party	4.12
Release	4.16(e)(iv)
Representatives	6.2
SciTec Real Property	Recitals
SciTec Real Property Purchase Price	2.5(c)
SciTec Real Property Sale and Transfer Agreement	2.4

SciTec Verwaltungs	3.10
Seller 1	Preamble
Seller 2	Preamble
Seller 3	Preamble
Seller 4	Preamble
Seller 5	Preamble
Seller 6	Preamble
Seller 7	Preamble
Sellers	Preamble
Senior Employees’ Agreements	4.18(b)
Shares	Recitals
Subsidiaries	2.1(d)
Subsidiary Interests	2.1(d)
Swiss Merger Agreement	Recitals
Target Companies	Preamble
Target Company Contracts	4.11(a)
Target Company Proprietary Rights	4.20(a)
Tax Deductible	9.2(d)
Techneon	Preamble
Techneon Purchase Price	2.5(b)
Techneon Shares	Recitals
Techneon Transfer Deed	2.3(c)
Trade Secrets	4.20(a)
Transactions	Recitals
U.S. SPA	Recitals

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1           Current Status.

(a)          Bruker Physik GmbH is a German limited liability company with a registered share capital (Stammkapital) in the nominal amount of €8,500,000 all of which is fully paid up and has not been directly or indirectly repaid.

(b)          The BPhysik Shares are held as follows         :

Shareholder	Percentage	Number of Share Certificates	Nominal Amount
SciTec GmbH & Co. KG	61.50%	1	€5,227,500
Dirk D. Laukien	5.00%	1	€425,000
Frank H. Laukien	3.6718%	1	€312,100
Isolde Laukien-Kleiner	5.50%	1	€467,500
Joerg C. Laukien	5.00%	1	€425,000
Marc M. Laukien	5.00%	1	€425,000
Robyn L. Laukien	1.3282%	1	€112,900
Techneon AG	13.00%	1	€1,105,000

(c)          Techneon and the Techneon Shares. Techneon is a Swiss stock corporation with a registered share capital (Aktienkapital) of CHF 8,000,000, divided into 8,000 registered shares of nominal CHF 1,000 each, all of which is fully paid up and has not been directly or indirectly repaid. The Techneon Shares are being held, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws, as follows: (i) 7,996 Techneon Shares held of record and beneficially by Seller 1 and (ii) one Techneon Share held of record by each of Roger Deutsch, René Jeker, Seller 5 and Werner Schittenhelm (the “Compulsory Shareholders”), in each case for the benefit of Seller 1 (the “Compulsory Shares”). Prior to the Closing, Seller 1 shall have good and valid title to, and shall own of record and beneficially, all Compulsory Shares free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

(d)          Subsidiaries; Group Entities. The Target Companies hold, directly or indirectly, interests in other legal entities as shown (in each case with the percentage and the number and par value or nominal amount, if any, of such interests) in Schedule 2.1(d) (the “Subsidiaries”). The Target Companies and the Subsidiaries shall be collectively referred to as the “Group Entities” and the interests of the Target Companies or any Group Entity in any Group Entity as the “Subsidiary Interests”.

(e)          Schedule 2.1(e) includes copies of all Corporate Documents for each Group Entity.

(f)           SciTec Real Property. Sellers 1 and 4 each hold a 50% co-ownership (1/2 Miteigentumsanteil) in the SciTec Real Property. A true and correct extract from the land register (Grundbuchauszug) for the SciTec Real Property is attached hereto as Schedule 2.1(f). Except as registered therein, or set out in that certain purchase agreement dated June 8, 1989 (deed 1 UR 512/89 Notariat Ettlingen), the SciTec Real Property is free of any encumbrances of whatever nature.

Section 2.2           Purchase and Sale of BPhysik Shares.

(a)          Seller 1. Seller 1 hereby sells:

(i)           to Purchaser 1, one BPhysik Share in the nominal amount of €2,125,000;

(ii)          to Purchaser 2, one BPhysik Share in the nominal amount of €1,551,250; and

(iii)         to Purchaser 3, one BPhysik Share in the nominal amount of €1,551,250;

such BPhysik Shares to result from a split of Seller 1’s BPhysik Share in the nominal amount of €5,227,500 into one share in the nominal amount of €2,125,000  and two shares in the nominal amount of €1,551,250 each. The Purchasers hereby accept such sale of BPhysik Shares as specified above. Bruker Physik hereby grants its consent to such split of BPhysik Shares in accordance with § 17 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(b)          Laukien Sellers. Each of the Laukien Sellers hereby sells to Purchaser 1 the BPhysik Shares held by him or her respectively, as specified in Section 2.1 above, and Purchaser 1 hereby accepts such sale.

(c)          Ancillary Rights. The sale of the BPhysik Shares pursuant to Sections 2.2(a) and 2.2(b) above shall include all ancillary rights attaching thereto. The profit of the current fiscal year as well as the profit of previous fiscal years which has not yet been distributed shall be exclusively for the account of Purchasers.

(d)          Transfer of BPhysik Shares. The transfer of BPhysik Shares sold above shall not be effected by this German SPA but by way of a separate transfer deed under German law, to be entered into before a German notary on the Closing Date, in substantially the form attached hereto as Schedule 2.2(d) (the “Bruker Physik Share Transfer Deed”).

(e)          Resulting Shareholding in Bruker Physik. Upon the Bruker Physik Share Transfer Deed having become effective, the BPhysik Shares will be held as follows:

(i)           Purchaser 1 holding seven shares in the aggregate nominal amount of €4,292,500, i.e., shares of nominal amounts, respectively, of €2,125,000, €425,000, €425,000, €425,000, €312,100, €467,500, and €112,900, constituting 50.5% of the entire registered share capital of Bruker Physik;

(ii)          Purchasers 2 and 3 each holding one share in the nominal amount of €1,551,250, each such share constituting 18.25% of the entire stated share capital of Bruker Physik; and

(iii)         Techneon holding one share in the nominal amount of €1,105,000, constituting 13.0% of the entire stated share capital of Bruker Physik.

Section 2.3           Purchase and Sale of Techneon Shares.

(a)          Sale of the Techneon Shares. Seller 1 hereby sells 100% of the Techneon Shares to Bruker Physik who hereby accepts such sale.

(b)          Ancillary Rights. The sale of the Techneon Shares shall include all ancillary rights attaching thereto (Nebenrechte). The profit of the current fiscal year as well as the profit of previous fiscal years which has not been distributed shall be exclusively for the account of Bruker Physik.

(c)          Assignment of Techneon Shares. The assignment of the Techneon Shares sold above shall not be effected by this German SPA but by way of a separate assignment deed under Swiss law to be entered into immediately after the Bruker Physik Share Transfer Deed has been entered into, in substantially the form attached hereto as Schedule 2.3(c) (the “Techneon Transfer Deed”).

Section 2.4           Purchase and Sale of SciTec Real Property. Sellers 1 and 4 as sellers and Purchaser 3 as purchaser hereby undertake, without undue delay, to enter into a real property sale and transfer agreement regarding the SciTec Real Property before a German notary public, in substantially the form attached hereto as Schedule 2.4 (the “SciTec Real Property Sale and Transfer Agreement”).

Section 2.5           Purchase Prices. The aggregate purchase price for 87% of the BPhysik Shares, 100% of the Techneon Shares and the SciTec Real Property sold hereunder shall be cash payments apportioned as follows:

(a)          The aggregate purchase price for 87% of the BPhysik Shares sold hereunder shall be a cash payment in the amount of $143,460,000 (the “BPhysik Purchase Price”). The BPhysik Purchase Price will be payable by Purchasers to Sellers in accordance with Schedule 2.5 in an amount to each Seller as set forth opposite such Seller’s name under the heading “Portion of BPhysik Purchase Price”.

(b)          The aggregate purchase price for the Techneon Shares sold hereunder shall be a cash payment in the amount of $142,540,000 (the “Techneon Purchase Price”).

(c)          The aggregate purchase price for the SciTec Real Property to be sold pursuant to the SciTec Real Property Sale and Transfer Agreement shall be a cash payment in the amount of €1,416,250 (the “SciTec Real Property Purchase Price”), to be paid to Seller 1 and Seller 4 in equal parts as specified in the SciTec Real Property Sale and Transfer Agreement.

Section 2.6           The Closing. The closing of the transactions contemplated by this German SPA (the “Closing”) shall take place together with the U.S. Closing and the Swiss Closing simultaneously at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, and the offices of Dewey & LeBoeuf LLP, Taunusanlage 1, 60329 Frankfurt am Main, Germany, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Purchasers, the Target Companies and Sellers may mutually agree in writing (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:03 a.m., New York time, on the Closing Date.

Section 2.7           Deliveries and Actions at Closing. At the Closing:

(a)          Sellers shall deliver the following documents and deliverables to Purchasers:

(i)           a receipt to Purchasers executed by Sellers for the BPhysik Purchase Price;

(ii)          a receipt to Bruker Physik executed by Seller 1 for the Techneon Purchase Price;

(iii)         a receipt to Purchaser 3 executed by Sellers 1 and 4 for the SciTec Real Property Purchase Price; and

(iv)         all other documents and instruments required to be delivered by Sellers pursuant to this German SPA or any Ancillary Agreement to which the Sellers are or are required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by Purchasers or Bruker Physik.

(b)          The Target Companies shall deliver to Purchasers all documents and instruments required to be delivered by the Target Companies pursuant to this German SPA or any Ancillary Agreement to which a Target Company is or is required to be a party, including those set forth on Article VII, and any other document or instrument reasonably requested by Purchasers.

(c)          Purchasers and Bruker Physik shall deliver the following documents and deliverables to each Seller:

(i)           an amount equal to such Seller’s portion of the BPhysik Purchase Price set forth on Schedule 2.5, the Techneon Purchase Price and the SciTec Real Property Purchase Price, as applicable, by wire transfer to an account specified by such Seller in writing to Purchasers and Bruker Physik no less than three (3) Business Days prior to the Closing Date; and

(ii)          all other documents and instruments required to be delivered by Purchasers and Bruker Physik pursuant to Article VII.

(d)          Seller 1 shall deliver the following documents and deliverables to Purchasers:

(i)           a share register of Techneon duly issued by the board of directors of Techneon showing that SciTec is the registered shareholder of all Techneon Shares;

(ii)          to Bruker Physik, a circular resolution signed by all members of the board of directors of Techneon evidencing that the board of directors of Techneon resolved that Bruker Physik, contingent upon the Closing, shall be registered in Techneon’s share register as shareholder in respect of all Techneon Shares;

(e)          Sellers and Purchasers shall enter into the Bruker Physik Share Transfer Deed and Bruker Physik and Seller 1 shall enter into the Techneon Transfer Deed.

Section 2.8           Withholding. Purchasers and Bruker Physik shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this German SPA such amounts as they reasonably determine they should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this German SPA as having been paid to the Person in respect of which such deduction and withholding was made by Purchasers or Bruker Physik.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Purchasers (except with respect to the representations in Sections 3.8 and 3.9, which are made by each Seller in its individual capacity, Sections 3.10 and 3.11 which are made by Seller 1 alone and Section 3.12 which is made jointly by Sellers 1 and 4), as of the date hereof and as of the

Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1           Power and Authority. Sellers have all necessary power and authority to execute, deliver and perform this German SPA and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party. In particular, without limitation, Laukien Sellers do not require consent from any third party, including their respective spouses, to enter into and consummate this German SPA.

Section 3.2           Enforceability. This German SPA and, as of the Closing Date, each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by Purchasers and the Target Companies), constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3           No Violation. Except as set forth in Schedule 3.3, Sellers’ execution and delivery of this German SPA and, as of the Closing Date, any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Sellers or the Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of the Sellers a party or by which any of the Sellers may be bound.

Section 3.4           No Conflict. The execution and delivery of this German SPA or, as of the Closing Date, any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby do not and shall not adversely affect the ability of Sellers or the Target Companies to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the transactions contemplated by this German SPA or any Ancillary Agreement.

Section 3.5           Litigation. There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this German SPA, the Shares or any action taken or to be taken in connection with this German SPA or any Ancillary Agreement.

Section 3.6           No Other Agreement. No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the BPhysik Shares or Techneon Shares.

Section 3.7           No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 3.8           Ownership of the Shares. Sellers hold unrestricted legal and beneficial title to the BPhysik Shares and, other than the Compulsory Shares prior to the Compulsory Share Transfer, the Techneon Shares, and the Target Companies and each Group Entity hold unrestricted legal and beneficial title to the Subsidiary Interests, all as set forth in Section 2.1. The information set forth in Section 2.1 is true and correct. Other than with respect to the Compulsory Shares, the Shares and the Subsidiary Interests are not pledged, attached or otherwise encumbered with any third party rights and are not subject to any (i) trust arrangement, silent partnership, sub-participation or similar arrangement, (ii) pending transfer or other disposition, (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholders resolution on the redemption of shares.

Section 3.9           Withholding Tax. Each Seller represents that no withholding of any U.S. federal Tax, German Tax, Swiss Tax or any other Tax is required with respect to any payment to be made to such Seller in connection with the transactions contemplated by this German SPA and each Seller agrees that it will provide to Purchasers and Bruker Physik (with respect to the purchase of Techneon Shares) in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of Purchasers and Bruker Physik to establish such Seller’s entitlement to exemption from any such withholding.

Section 3.10         Seller 1’s Assets. Seller 1 represents that its assets exclusively consist of (i) 100% of the Techneon Shares (other than with respect to the Compulsory Shares), (ii) 61.5% of the BPhysik Shares, (iii) 100% of the shares of its own general partner, i.e., SciTec Verwaltungs GmbH (“SciTec Verwaltungs”), and (iv) its 50% co-ownership of the SciTec Real Property. In particular, without limitation, there are no remaining  claims of Seller 1 against any of the Group Entities.

Section 3.11         SciTec Verwaltungs. Seller 1 represents that SciTec Verwaltungs does not hold any assets except for its participation (with no capital share) in Seller 1 and that its only business is the management of Seller 1, and that therefore SciTec Verwaltungs is not material to the business of the Target Companies or the Subsidiaries in any way.

Section 3.12         SciTec Real Property. Sellers 1 and 4, jointly and severally, represent the following regarding the SciTec Real Property:

(a)          except as set forth in Schedule 3.12(a). the statements contained in Section 2.1(f) are true and correct;

(b)          the land register extract as per Schedule 2.1(f) is true, complete and correct;

(c)          except as provided for in the SciTec Real Property Sale and Transfer Agreement there are no acts or transactions requiring registration in the land registry that have not yet been registered;

(d)          upon completion of the SciTec Real Property Sale and Transfer Agreement, Purchaser 3 will become the sole and, except as set forth in the SciTec Real Property Sale and Transfer Agreement, unencumbered owner of the SciTec Real Property;

(e)          to the Knowledge of Seller 1 and Seller 4, there are no environmental hazards and/or pollution of the soil or the ground water on the SciTec Real Property, no redevelopment order has been issued, no decontamination measures have been conducted on the basis of an official order or for any other reason with respect to the SciTec Real Property; Sellers 1 and 4 have no knowledge of environmental hazards and/or pollution with respect to the neighboring properties;

(f)           there are no public levies and dues, including development costs (Erschließungsbeiträge), due or becoming due as a result of any pre-Closing facts or actions;

(g)          except as set forth on Schedule 3.12(g), there are no agreements with public authorities or private parties restricting the use of the SciTec Real Property; and

(h)          SciTec Real Property is not located in an area:

(i)           that is formally declared as a redevelopment area (Sanierungsgebiet) or development area (Entwicklungsgebiet),

(ii)          for which a preliminary analysis has been conducted with the purpose of declaring it as a redevelopment area or a development area (§ 141 subsections 3 and 4 of the German Construction Code),

(iii)         for which a preservation statute (Erhaltungssatzung) is in force or a resolution about a preservation statute has been adopted or publicized in a manner customary in a place,

(iv)         which is a re-allotment area (Umlegungsgebiet) or a flooding area (Überflutungsgebiet), or

(v)          for which a change ban (Veränderungssperre) has been decreed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE TARGET COMPANIES

Each of Sellers and the Target Companies, jointly and severally, hereby represent and warrant to Purchasers, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1           Organization and Good Standing. The Target Companies and the Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold their property and assets and to conduct their business as currently being conducted. The Target Companies and the Subsidiaries are duly qualified to do business as a foreign company and are in good standing in each jurisdiction where the property owned by the Target Companies and the Subsidiaries or the nature of their business require such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on the Target Companies or the Subsidiaries in any material respect.

Section 4.2           Authorization and Effect of German SPA.

(a)          The execution and delivery by the Target Companies of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing have been duly and validly authorized and approved by all requisite action on the part of the Target Companies, and no other action by the Target Companies is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)          This German SPA and, as of the Closing Date, the Ancillary Agreements to which the Target Companies are a party have been duly executed and delivered by the Target Companies, and (assuming due authorization, execution and delivery by Purchasers and the Sellers) this German SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3           Capitalization of the Target Companies.

(a)          The BPhysik Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions.

(b)          As of the date hereof, the capital stock of Techneon consists of 8,000 registered shares of common stock, par value CHF 1,000 per share, of which all are issued and outstanding on the date hereof and held beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record by Seller 1. No share certificates incorporating any of the Techneon Shares have ever been issued. There are no shares of preferred stock authorized or outstanding. There exists no contingent or authorized share capital. The shares of Techneon held by Seller 1, together with the Compulsory Shares prior to the Compulsory Share Transfer, constitute all of the issued and outstanding shares of capital stock of Techneon as of the date hereof and have been duly authorized and are validly issued. All Techneon Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions. Seller 1 has good and valid title to own, beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record, the Techneon Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated under this German SPA and registration of the Techneon Shares in the name of Bruker Physik in the share register of Techneon, Bruker Physik will own all the Techneon Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated under this German SPA, the Techneon Shares will be fully paid and nonassessable. The share register of Techneon accurately records: (i) the name and address of each Person owning Techneon Shares and (ii) the number of Techneon Shares held by each of the Persons as per (i) above.

(c)          The Target Companies have not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(c), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Target Companies, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Target Companies, and there are no agreements of any kind which may obligate the Target Companies to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of the stated share capital or partnership interests of the Target Companies are held in the treasury of the Target Companies or the Subsidiaries. There are no voting agreements, shareholder’s agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Target Companies.

Section 4.4           Capitalization of the Subsidiaries; Other Interests.

(a)          Schedule 2.1(d) sets forth each of the Target Companies’ directly and indirectly owned Subsidiaries. Schedule 2.1(d) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of the Target Companies (if direct) or of the Target Companies’ Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by the Target Companies or the Subsidiary set forth on Schedule 2.1(d), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

(b)          There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, shareholders’ agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

(c)          Except as set forth on Schedule 2.1(d) and Schedule 4.4(c), neither the Target Companies nor any Subsidiaries own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

Section 4.5           No Conflict. The execution and delivery by the Target Companies of this German SPA or any Ancillary Agreement and the consummation by the Target Companies of the transactions contemplated hereby and thereby do not and shall not:

(a)          violate, conflict with or result in the breach of any Organizational Document of the Target Companies;

(b)          violate or conflict with any Law applicable to the Target Companies or the Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except (i) as described on Schedule 4.5(b), and (ii) the applicable notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any relevant jurisdiction; or

(c)          except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which the Target Companies or any Subsidiaries are a party or by which the Target Companies or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of the Target Companies to enter into, perform its obligations under, and to consummate the transactions contemplated by, this German SPA or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of the Target Companies and the Subsidiaries.

Section 4.6           Permits; Compliance with Law.

(a)          The Target Companies and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of the Target Companies, threatened, to suspend, revoke, withdraw, modify or limit any Permit. The transactions contemplated by this German SPA or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

(b)          The Target Companies and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to the Target Companies or any of the Subsidiaries or any of their respective properties, assets or businesses.

Section 4.7           Books and Records. Except as set forth on Schedule 4.7, (i) true and complete copies of the Corporate Documents of the Target Companies and the Subsidiaries, as currently in effect, have heretofore been delivered to Purchasers, (ii) the minute books of the Target Companies and the Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of the Target Companies and the Subsidiaries, as the case may be and (iii) all corporate actions and other actions taken by the Target Companies and the Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by the Target Companies and the Subsidiaries, as the case may be, have been taken in breach or violation of the Corporate Documents of the Target Companies and the Subsidiaries.

Section 4.8           Litigation. There are no Proceedings pending or, to the Knowledge of the Target Companies, threatened that relate, directly or indirectly, to this German SPA or any Ancillary Agreement to which any of the Target Companies is a party, or any action taken or to be taken in connection with this German SPA or any Ancillary Agreement. There are no Proceedings pending or, to the Knowledge of the Target Companies, threatened that relate to (a) the Target Companies or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of the Target Companies (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Target Companies or any Subsidiary or their respective assets, properties or business.

Section 4.9           Financial Statements; Undisclosed Liabilities.

(a)          Except as set forth on Schedule 4.9, the Target Companies have furnished Purchasers true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders’ equity and cash flows of the Subject Companies for each of the fiscal years ended as of and for December 31, 2005 and 2006, the related opinion of E&Y, the independent accountants of the Subject Companies and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders’ equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 as well as the audited statutory balance sheets of Techneon as per December 31, 2005 and 2006 and the related audited statutory statements of income together with the relevant audit reports  (collectively, together with the related notes thereto, the “Financial Statements”).

(b)          The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

(c)          Except as set forth in Schedule 4.9 and (i) as reflected or adequately reserved against in the Financial Statements and (ii) for liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the transactions contemplated by this German SPA.

Section 4.10         Absence of Certain Changes. Except as set forth on Schedule 4.10, since December 31, 2006, (a) the Target Companies and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither the Target Companies nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 6.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of the Target Companies or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of the Target Companies or the Subsidiaries.

Section 4.11         Contracts.

(a)          Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which the Target Companies or any Subsidiary is a party or by which the Target Companies or any Subsidiary or any of their respective properties or assets is or may be bound (the “Target Company Contracts”):

(i)           employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which a Target Company or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

(ii)          all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which a the Target Companies and the Subsidiaries have no liabilities for any obligations thereunder);

(iii)         all lease, sublease, rental or other Contracts under which the Target Companies or any of the Subsidiaries is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(iv)         all shop agreements (Betriebsvereinbarungen), collective bargaining (Tarifverträge) or other labor or union Contracts;

(v)          all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than the Target Companies or any Subsidiary;

(vi)         all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(vii)        all partnership or joint venture Contracts;

(viii)       all Contracts relating to licenses of trademarks, trade names, service marks or other Target Company Proprietary Rights;

(ix)         all other Contracts material to the business of the Target Companies or any Subsidiary, other than any Contracts having only Subject Companies as parties;

(x)          all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of €135,000 or the guarantee of any such lease, sublease, rental or other Contracts;

(xi)         all Contracts containing any covenant or provision limiting the freedom or ability of the Target Companies or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(xii)        all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of €1,000,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by the Target Companies or any Subsidiary;

(xiii)       all Contracts, purchase orders or service agreements relating to capital expenditures of the Target Companies or any Subsidiary involving total payments in excess of €135,000;

(xiv)       all Contracts between or among (A) the Target Companies or any Subsidiary, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Subject Companies) or any Related Party, on the other hand;

(xv)        all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding the Target Companies or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

(xvi)       all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of the Target Companies or any Subsidiary to make payments or provide services for a value in excess of €135,000 in any twelve (12) month period;

(xvii)      all Contracts under which the Target Companies or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(xviii)     all non-competition, non-solicitation and any similar Contracts;

(xix)        all “earn-out” agreements or arrangements or any similar Contracts; and

(xx)         each amendment, supplement and modification in respect of any of the foregoing.

(b)          (i) Each Target Company Contract (including, for purposes of this Section 4.11(b), all Contracts that would be deemed a “Target Company Contract” but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against the Target Companies or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Target Company Contract.

Section 4.12         Transactions with Affiliates. Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Target Companies or any Subsidiary uses or has used in or pertaining to the business of the Target Companies or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with the Target Companies or any Subsidiary or involving any assets or property of the Target Companies or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this German SPA, the term “Related Party” shall mean as of any time:  Sellers, any executive officer, member, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of the Target Companies or any Subsidiary at such time, any present or former known spouse, sibling, parent or child of any such Sellers, executive officer, member, manager, director or Affiliate of the Target Companies or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term “Related Party” shall not be deemed to include any Subject Company. Purchasers have been provided with true and complete copies of all documents listed on Schedule 4.12 and any amendments thereto.

Section 4.13         Insurance. Schedule 4.13 sets forth a true and complete list of all insurance policies currently maintained relating to the Target Companies and each Subsidiary, including those which pertain to the Target Companies’ and each Subsidiary’s assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. The Target Companies have not received notice of cancellation of any such insurance policies. The Target Companies have provided to Purchasers true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.13.

Section 4.14         Accounts Receivable. All accounts receivable, notes receivable and other indebtedness of the Target Companies and each Subsidiary (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm’s-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 4.15         Real Property; Leases.

(a)          Except as set forth on Schedule 4.15(a), neither the Target Companies nor any Subsidiary owns any real property (such property, the “Owned Real Property”) and, except as set forth on Schedule 4.15(a), such owned real property is owned free and clear of all Liens.

(b)          Schedule 4.15(b) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which the Target Companies or any Subsidiary is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any other Person (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Target Companies have delivered to Purchasers true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by the Target Companies or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither the Target Companies nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of the Target Companies, there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of the Target Companies and/or each Subsidiary, and, to the Knowledge of the Target Companies, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. The consummation of the transactions contemplated by this German SPA or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.15(b) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. The Target Companies and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of the Target Companies’ and the Subsidiaries’ respective businesses.

(c)          (i) There is no pending or, to the Knowledge of the Target Companies, threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither the Target Companies nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of the Target Companies, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor have the Target Companies or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of the Target Companies, there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

Section 4.16         Environmental.

(a)          The Target Companies and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.16(a) sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of the Target Companies, threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit. The transactions contemplated by this German SPA or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

(b)          The Target Companies and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to Target Companies or any of its Subsidiaries or any of their respective properties or assets.

(c)          There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of the Target Companies, threatened that relate to the (i) Target Companies or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of the Target Companies (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to the Target Companies or any Subsidiary or their respective assets, properties or business.

(d)          Except as set forth on Schedule 4.16(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by the Target Companies or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by the Target Companies or any Subsidiary have been stored, treated or disposed.

(e)          (i)            “Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

(ii)          “Environmental Law” shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

(iii)         “Environmental Permits” shall mean all Permits required under Environmental Laws.

(iv)         “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

Section 4.17         No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for the Target Companies in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 4.18         Labor Relations and Employee Benefits.

(a)          No Employees. Techneon has no employees.

(b)          Service Agreement. Except as disclosed in Schedule 4.18(b), (i) the contracts with Employees are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a service agreement with members of the executive board, managing directors or senior executives (leitende Angestellte) (together, the “Senior Employees’ Agreements”) has given or is reasonably likely to give notice of termination, and no circumstances exist which give any party to a Senior Employees’ Agreement the right to terminate or modify such agreement, (iii) no party to a Senior Employees’ Agreement is in breach of such agreement or is or is reasonably likely to become unable to meet its obligations, and (iv) the execution or consummation of this German SPA or the transactions contemplated herein do not trigger any rights of any party to a Senior Employees’ Agreement.

(c)          Employee Benefits. Schedule 4.18(c) includes for the Target Companies and each Subsidiary a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding employee benefits such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements, and stock options, stock appreciation rights or similar rights, other than Pensions (the “Employee Benefits”). Such list correctly states the legal basis for the Employee Benefits and the nature and dates of the respective commitments. The employees of the Target Companies and the Subsidiaries are not entitled to any Employee Benefits granted by Sellers, Sellers’ Affiliates or any other third parties.

(d)          Pensions. Schedule 4.18(d) includes for the Target Companies and each Subsidiary a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding pensions under which such Target Company or Subsidiary has any obligations (the “Pension Commitments”). All present and future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, appertaining to periods prior to the Closing Date have either been fulfilled or are fully funded, in each case as required by U.S. GAAP. In the past, all pensions provided by the Group Entities have been adjusted regularly as required by Section 16 of the German Company Pension Act (BetrAVG) or, where applicable, equivalent provisions of foreign law or contractual provisions.

(e)          Employment Regulations. The Target Companies and the Subsidiaries are in full compliance with all laws and regulations dealing with wages, hours, vacations and working conditions for their employees. All compensation and withholding obligations of the Target Companies and the Subsidiaries to or in respect of their current and former employees for periods prior to the Closing Date have been paid by the Target Companies or Subsidiaries or have been properly provided for in the Financial Statements.

Section 4.19         Taxes and Tax Returns. Except as set forth on Schedule 4.19:

(a)          All Tax Returns required to be filed by or with respect to the Target Companies or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of the Target Companies and each Subsidiary. All Taxes due and owing by any of the Target Companies and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP. The books and records of each Target Company or Subsidiary relating to taxes have been properly maintained and are in all respects correct and complete. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including the Target Companies and the Subsidiaries filed in the previous five (5) years have been provided to Purchasers prior to the date hereof.

(b)          The Target Companies and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and the Target Companies and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheets included in the Financial Statements for the fiscal year ended December 31, 2006 of the Target Companies and the Subsidiaries. Since December 31, 2006, neither the Target Companies nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business. In particular, the reserves with respect to Taxes on the respective books of each of the Target Companies and the Subsidiaries are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of the Target Companies and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

(c)          The Target Companies and the Subsidiaries have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any stockholder, Employee, independent contractor or other third party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

(d)          There are no tax audits, examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against the Target Companies or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

(e)          No claim has ever been made by any Taxing Authority with respect to the Target Companies or any Subsidiary in a jurisdiction where the Target Companies or any Subsidiary does not file Tax Returns that the Target Companies or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Target Companies or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of the Target Companies or any Subsidiary.

(f)           No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Target Companies or any Subsidiary is in force, and no waiver or agreement by the Target Companies or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(g)          Neither the Target Companies nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

(h)          Neither the Target Companies nor any Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(i)           The Target Companies and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology and their intercompany transactions in compliance with all applicable Tax Laws or regulations. In particular, the reserves with respect to Taxes on the respective books of each of the Target Companies and the Subsidiaries in relation to Taxes due or that might become due in connec-tion with the transfer pricing methodology applied, are sufficient to cover all Taxes of what-ever nature that may be assessed or computed on the results, transactions, or capital of the Target Companies and each of the Subsidiaries for all periods prior to the date of the Finan-cial Statements irrespective of the financial period during which such Taxes may become due.

(j)           Neither the Target Companies nor any Subsidiaries will be required to include any item of income, or exclude any item of deduction, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:  (i) any change in method of accounting for a taxable period ending on or before the Closing Date, or (ii) any intercompany transaction.

(k)          Except as set forth on Schedule 4.19(k), the shares in the Subsidiaries do not result from a contribution in kind against the issuance of new shares.

(l)           The book value of each participation in each of the Subsidiaries corresponds to its historical acquisition costs in the books of the Target Companies, i.e., no write-off has been made since the acquisition of the shares.

(m)         The Target Companies and the Subsidiaries have not received or applied for any written tax ruling or entered into any written or legally binding agreement with any Taxing Authority.

(n)          No undisclosed dividend distributions have been made by the Target Companies and the Subsidiaries on or before the Closing Date.

(o)          None of the Target Companies or any Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)          Neither the Target Companies nor any Subsidiaries has ever participated in an international boycott within the meaning of Section 999 of the Code.

(q)          Neither of the Target Companies nor any Subsidiaries was a foreign personal holding company (within the meaning of Section 552 of the Code) on or before

December 31, 2004, and neither of the Target Companies nor any Subsidiary is or has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

(r)           Except as set forth on Schedule 4.19(r), neither the Target Companies nor any Subsidiary is engaged in a trade or business within the United States.

(s)          The taxable year for U.S. federal income tax purposes of the Target Companies and each of their Subsidiaries ends on December 31 of each year.

(t)           The Target Companies are foreign corporations within the meaning of Section 7701(a)(5) of the Code.

(u)          None of the Target Companies or any Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which a Target Company was the common parent).

Section 4.20         Proprietary Rights.

(a)          (i) Except as set forth on Schedule 4.20(a), a Target Company or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) used or held for use in, or necessary for the conduct of the business of the Target Companies or the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to the Target Companies or the Subsidiaries, collectively, the “Target Company Proprietary Rights”), (ii) the rights of the Target Companies and the Subsidiaries in the Target Company Proprietary Rights are valid and enforceable, (iii) neither the Target Companies nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of the Target Company Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of the Target Companies or any Subsidiary in, any of the Target Company Proprietary Rights, and neither the Target Companies nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry, (iv) no act has been done or omitted to be done by the Target Companies or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material Target Company Proprietary Rights owned by the Target Companies or a Subsidiary (the “Owned Proprietary Rights”), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.20(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of the Target Companies and their Subsidiaries, the respective businesses of the Target Companies and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of the Target Companies and their Subsidiaries, no Person is violating or infringing any of the Target Company Proprietary Rights, (viii) the Target Companies and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention, development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to the Target Companies or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither the Target Companies nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

(b)          Schedule 4.20(b) contains a complete and accurate list of the material Target Company Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

Section 4.21         Information Technology.

(a)          Except as set forth on Schedule 4.21, the material Target Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material Target Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither the Target Companies nor any of their Subsidiaries have experienced within the past twelve (12) months any material disruption to, or material interruption in, their conduct of their respective businesses attributable to a defect, bug, breakdown or other failure or deficiency on the part of Target Company IT Systems.

(b)          Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, the Target Company IT Systems are available for use during normal working hours and other times when required to be available. The Target Companies and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

(c)          The Target Companies and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to the Target Company IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on Target Company IT Systems including the designs, policies, processes and procedures relating to the composition and structure of the Target Company IT Systems.

Section 4.22         Guarantees. Except as set forth on Schedule 4.22, neither the Target Companies nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 4.23         Bank Accounts. Schedule 4.23 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Target Companies or any Subsidiary have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to the Target Companies and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.24         Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Sellers and Target Companies, neither Target Companies, any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of Target Companies or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.25         Inventory. The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 4.26         Deposits. No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from a Subject Company (a “Deposit”) shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a “Refund”), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) in an amount less than $500,000 and deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to such Subject Company or (ii) in an amount of $500,000 or more and deemed by the Special Committee or the Audit Committee of BRKR to be neutral or beneficial to such Subject Company or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

Section 4.27         No Misleading Statements. Except as set forth on Schedule 4.27, the representations and warranties made by Sellers and the Target Companies in this German SPA, including in the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represent and warrant to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 5.1           Organization of Purchasers; Authority. Purchasers are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and have all necessary power and authority to own, lease, operate and otherwise hold their properties and assets and to carry on their business as presently conducted. Purchasers are duly qualified or licensed to do business as a foreign entity and are in good standing in every jurisdiction in which the nature of the business conducted by them or the assets or properties owned or leased by them requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchasers to consummate the transactions contemplated by this German SPA or any Ancillary Agreement to which they are a party.

Section 5.2           Authorization; Enforceability.

(a)          The execution and delivery by Purchasers of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party, the performance of their obligations hereunder and thereunder and the consummation by Purchasers of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of Purchasers (subject to the approval of the holders of a majority of the outstanding shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Sellers and their Affiliates and present and voting at the meeting) and no other action by Purchasers is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)          This German SPA and, as of the Closing Date, the Ancillary Agreements to which Purchasers are a party have been duly executed and delivered by Purchasers, and (assuming the due authorization, execution and delivery of this German SPA by Sellers and the Target Companies), this German SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3           No Conflict. The execution and delivery by Purchasers of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party and the consummation by Purchasers of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 5.3 have been made, given or obtained, does not and shall not:

(a)          violate or conflict with any Organizational Document of Purchasers;

(b)          violate or conflict with, in any material respect, any Law applicable to Purchasers or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)          (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which Purchasers are a party or by which Purchasers may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchasers or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Purchasers;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on Purchasers or the ability of Purchasers to enter into and perform its obligations under, and to consummate the transactions contemplated by, this German SPA.

Section 5.4           No Broker. No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for Purchasers in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.5           Investment Representation. Purchasers are acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

Section 5.6           Accredited Investor. Each Purchaser (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE VI
 COVENANTS

Section 6.1           Operation of the Target Companies Pending the Closing. The Target Companies covenant and agree that the Target Companies and the Subsidiaries will not (and the Target Companies shall cause the Subsidiaries not to), and Sellers covenant and agree to cause the Target Companies and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to Purchasers’ obligations set forth in Article VII to not be satisfied. Except with the prior written consent of Purchasers, during the period from the date of this German SPA to the Closing, the businesses of the Target Companies and the Subsidiaries shall be conducted in the Ordinary Course of Business and the Target Companies covenant and agree, and Sellers agree to cause the Target Companies, to use all commercially reasonable efforts consistent therewith to preserve intact the Target Companies material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the transactions contemplated by this German SPA, without limiting the generality of the foregoing, and except as otherwise provided in this German SPA, the Target Companies shall not and will not permit the Subsidiaries to, and Sellers shall cause each of the Target Companies and the Subsidiaries not to, without the prior written consent of Purchasers:

(a)          amend any of its Corporate Documents;

(b)          liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)          make any distribution or declare, pay or set aside any dividend in cash or property with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Target Companies or any Subsidiary, or make any other changes in the capital structure of the Target Companies or any Subsidiary;

(d)          authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of the Target Companies or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of the Target Companies or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, the Target Companies or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

(e)          other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

(f)           other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

(g)          other than with respect to the sale of the SciTec Real Property, sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

(h)          incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of €325,000 in the aggregate;

(i)           cancel any third-party indebtedness owed to the Target Companies;

(j)           (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed €100,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Employee Benefits or Pension Commitments or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed €100,000, or (v) except as required to ensure that any Employee Benefits or Pension Commitments is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Employee Benefits or Pension Commitments or benefit arrangement or any collective bargaining agreement;

(k)          make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

(l)           commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

(m)         fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

(n)          except as may be required as a result of a change in applicable law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(o)          except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by the Target Companies or any Subsidiary;

(p)          institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving the Target Companies or any Subsidiary in connection with any business, asset or property of the Target Companies or any Subsidiary;

(q)          enter into any Target Company Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 6.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of €325,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to €3,250,000;

(r)           either fail to pay the accounts payable or other liabilities of the Target Companies or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to the Target Companies or any Subsidiary, in a manner consistent with the practices prior to the date hereof or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt by the Target Companies or any Subsidiary of any amounts of cash earlier than such cash would have been realized consistent with past practices;

(s)          enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

(t)           agree in writing to take any of the foregoing actions.

Section 6.2           Access. The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives (“Representatives”) of Purchasers reasonable access to all of the assets, properties, personnel, books and records of the Target Companies and the Subsidiaries.

Section 6.3           Notification.

(a)          The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, promptly notify Purchasers, and Purchasers shall promptly notify Sellers, of any Proceeding pending or, to their Knowledge, threatened against the Target Companies, Purchasers or Sellers as the case may be, which challenges the transactions contemplated by this German SPA or any Ancillary Agreement.

(b)          Sellers shall provide prompt written notice to Purchasers of any change in any of the information contained in the representations and warranties made by Sellers in Article III or Article IV or any Schedules or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchasers may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Sellers in Article III or Article IV or any Schedules or schedules referred to herein or attached hereto.

(c)          The Target Companies shall and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, provide prompt written notice to Purchasers of any change in any of the information contained in the representations and warranties made by the Target Companies in Article IV or any Schedules or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchasers may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by the Target Companies in Article IV or any Schedules or schedules referred to herein or attached hereto.

Section 6.4           No Inconsistent Action. Neither the Target Companies, Purchasers nor Sellers will take any action which is inconsistent with their respective obligations under this German SPA.

Section 6.5           Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this German SPA, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this German SPA and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this German SPA and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.5 shall require or be construed to require Purchasers or any Affiliate of Purchasers to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Purchasers’ or any Affiliate of Purchasers’ businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of the Target Companies or its Subsidiaries, (y) to conduct its, its Subsidiaries’ or any of their respective Affiliates’ businesses in a specified manner or (z) provide any compensation, benefits or other consideration to the Target Companies’ Employees.

(b)          Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this German SPA and the transactions contemplated hereby.

(c)          Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this German SPA and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this German SPA, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

Section 6.6           Further Assurances. From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by any other Party to make effective the transactions contemplated by this German SPA and to provide each other Party with the intended benefits of this German SPA. Without limiting the foregoing, upon reasonable request of Purchasers, each of Sellers and the Target Companies shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchasers all right, title and interest in, to and under the Shares.

Section 6.7           No Solicitation.

(a)          The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall, and shall cause the Target Companies and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal, except as set forth in Schedule 6.7(a), and will not, and shall not cause such Persons to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchasers or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Sellers and the Target Companies shall immediately communicate to Purchasers any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b)          “Alternative Proposal” shall mean any of the following involving the Target Companies or any of their Subsidiaries (other than the Transactions expressly contemplated by this German SPA, the U.S. SPA and the Swiss Merger Agreement):  any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 6.8           Tax Matters.

(a)          All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this German SPA and the transactions contemplated hereby shall be paid by Purchasers. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)          All contracts, agreements or arrangements under which the Target Companies or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Target Companies or any such Subsidiary, as applicable, as of the Closing Date, and the Target Companies or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

(c)          The Target Companies, Purchasers and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(d)          Immediately prior to the Closing, Bruker Physik and Techneon shall deliver to Purchasers and Bruker Physik, respectively, a certification that stock in Bruker Physik or Techneon, as applicable, is not a U.S. real property interest because Bruker Physik or Techneon, as applicable, is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Bruker Physik and Techneon shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

Section 6.9           Release. In consideration for payment of the BPhysik Purchase Price, the Techneon Purchase Price and the SciTec Real Property Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Purchasers and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with the Target Companies or the Subsidiaries; provided, however, that such release shall not cover:  (a) any claims arising under this German SPA, including the schedules and Schedules attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or the Target Companies in connection with the transactions contemplated by this German SPA or (b) any claims against the Target Companies or a Subsidiary in its capacity as a current or former director, manager, officer or employee of the Target Companies or a Subsidiary for indemnification under the Corporate Documents of such Target Company or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

Section 6.10         Voting Agreement. To the extent applicable, each Seller covenants and agrees to vote in his/her capacity as a holder of shares of capital stock of BRKR, all of the shares of capital stock of BRKR owned by such Seller in favor of the transactions contemplated by this German SPA.

Section 6.11         Non-competition and Non-solicitation. From the Closing and for a period of five (5) years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

(a)          engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of the BioSpin Technologies; provided, that such restriction shall not prohibit any Laukien Seller from accepting employment with another company that utilizes the BioSpin Technologies so long as such Laukien Seller does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

(b)          solicit for employment or hire any employee of the Target Companies or any of their Subsidiaries without the prior written consent of Purchasers. This provision shall not apply to any employee of the Target Companies who replies or responds to a general solicitation or advertisement for employment by a Seller or on a Seller’s behalf or to solicitations of employees of the Target Companies twelve months after such employee’s employment has been terminated by a Target Company.

Section 6.12         No Election. Purchasers shall at no time make an election under Section 338 of the Code with respect to the Target Companies, either of them, or any stock held, directly or indirectly, by either of them.

Section 6.13         Compulsory Share Transfer. As soon as possible after January 1, 2008, Sellers and Techneon shall cause all Compulsory Shares to be transferred to Seller 1 (the “Compulsory Share Transfer”), free and clear of any Liens, and shall cause the share register of Techneon to be duly revised to reflect the record and beneficial ownership of all Compulsory Shares by Seller 1.

Section 6.14         SciTec Real Property Confirmations. Upon receipt of the SciTec Real Property Purchase Price by Seller 1 and Seller 4, Seller 1 and Seller 4 shall issue (i) a joint written confirmation to the relevant notary pursuant to Section 10.3.1 of the SciTec Real Property Sale and Transfer Agreement and (ii) a statement to BRKR and to Purchasers that such receipt of the SciTec Real Property Purchase Price constitutes fulfillment of all payment obligations of Purchasers under the SciTec Real Property Sale and Transfer Agreement.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1           Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the transactions contemplated by this German SPA is subject to the satisfaction on or prior to the Closing Date, at the following conditions, which may be waived by Purchasers or Sellers:

(a)          The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states’ agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

(b)          There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this German SPA or any of the Ancillary Agreements.

(c)          The U.S. Closing shall have occurred; and

(d)          The Swiss Closing shall have occurred.

Section 7.2           Conditions Precedent to Obligations of Purchasers. The obligation of Purchasers to effect the transactions contemplated by this German SPA is subject to the satisfaction or waiver by Purchasers of the following conditions:

(a)          The representations and warranties of Sellers in this German SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)          All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)          Purchasers shall have received certificates of Sellers, dated as of the Closing Date, certifying in such detail as Purchasers may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d)          No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this German SPA or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this German SPA or any Ancillary Agreement;

(e)          There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(f)           Purchasers shall have received evidence, reasonably satisfactory to Purchasers, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

(g)          Purchasers shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the Special Committee in sufficient amounts to complete the Transactions, and all funds to be received by Purchasers pursuant to such financing arrangements shall be available pursuant to the terms thereof and all funds contemplated to be received at the Closing Date to fund the Transactions shall have been received or will be made available during the Closing;

(h)          The approval of the transactions contemplated by this German SPA by the holders of shares of capital stock of BRKR who are unaffiliated with the Laukien Sellers representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

(i)           The approval of the transactions contemplated by this German SPA by the holders of shares of capital stock of Purchasers representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders;

(j)           Sellers 1, Seller 4 and Purchaser 3 shall have entered into the SciTec Real Property Sale and Transfer Agreement and all conditions for the payment of the SciTec Real Property Purchase Price thereunder shall have either been fulfilled or validly waived;

(k)          The Special Committee shall have obtained adequate proof that no consent of any spouse of any of the Laukien Sellers is required for the entering into and consummation of this German SPA, or such consent shall have been granted;

(l)           The Special Committee shall have obtained adequate proof that there are no claims of any of the Sellers against any of the Group Entities (except for claims under the current service agreements of those Sellers that are employed by a Group Entity and except for the current pension entitlements of Seller 4), in particular, that the claim of Seller 1 against Techneon in the amount of €272,773.10 recorded in Seller 1’s financial statements as of December 31, 2006 shall have been waived by Seller 1;

(m)         Bruker Physik and Techneon shall have furnished to Purchasers and Bruker Physik, respectively, a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form; and

(n)          All Compulsory Shares shall have been transferred to Seller 1, free and clear of any Liens, and the share register of Techneon shall reflect the record and beneficial ownership of such Compulsory Shares by Seller 1.

Section 7.3           Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this German SPA are subject to the satisfaction or waiver of the following conditions:

(a)          The representations and warranties of Purchasers in this German SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Purchasers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)          All of the terms, covenants and conditions to be complied with and performed by Purchasers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)          Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchasers by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled; and

(d)          Purchasers shall have delivered the BPhysik Purchase Price, the Techneon Purchase Price and the SciTec Real Property Purchase Price in accordance with the terms of Section 2.5.

ARTICLE VIII
TERMINATION

Section 8.1           Termination. This German SPA may be terminated and the transactions contemplated by this German SPA may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Purchasers and Sellers;

(b)          by Sellers or Purchasers, if:

(i)           a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this German SPA and such order, decree, ruling or other action shall have become final and nonappealable;

(ii)          the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this German SPA to perform any obligations under this German SPA required to be performed by it at or prior to the Closing);

(iii)         the shareholder approvals of BRKR shall not have been obtained at the respective shareholders meetings or at any adjournment or postponement thereof; or

(iv)         the Swiss Merger Agreement or the U.S. SPA shall have been terminated.

(c)          by Purchasers, if there is a default or breach by the Target Companies or any Seller with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of the Target Companies or any Seller contained in this German SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to the Target Companies or Sellers, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d)          by Sellers, if there is a default or breach by Purchasers with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Purchasers contained in this German SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Purchasers specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

Section 8.2           Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this German SPA pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties and this German SPA shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated by this German SPA shall be abandoned, without further action by any of the Parties. If this German SPA is terminated as provided herein:

(a)          Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this German SPA, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

(b)          Subject to Section 8.1, in the event of the termination and abandonment of this German SPA pursuant to Section 8.1, this German SPA shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 8.1, 10.1, 10.2, 10.3, 10.7, 10.8, 10.9, 10.12 and 10.16. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this German SPA.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1           Survival of Indemnification Rights. Subject to the limitations and other provisions of this German SPA, the representations and warranties of Sellers in Article III and of the Target Companies and Sellers in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the Cut-Off Date; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(a)          Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of the Target Companies) and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), ten (10) years following the Closing Date;

(b)          Section 4.16 (Environmental), Section 4.18 (Labor Relations and Employee Benefits), Section 4.20 (Proprietary Rights) and Section 4.27 (No Misleading Statements), three (3) years following the Closing Date; and

(c)          Section 3.9 (Withholding Tax) and Section 4.19 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clauses (a), (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

The covenants and agreements of Sellers and the Target Companies contained in this German SPA shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article IX shall survive for so long as any other Section of this German SPA shall survive.

Section 9.2           Indemnification Obligations. Sellers agree to jointly and severally indemnify, defend and hold harmless Purchasers, and, after the acquisition of the BPhysik Shares, Bruker Physik, and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a)          any inaccuracy in, or breach of, any representation or warranty made by a Target Company or Sellers under this German SPA or any Ancillary Agreement, other than any representation or warranty in Section 4.19 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth therein;

(b)          any breach or nonfulfillment of any covenant or agreement on the part of Sellers or a Target Company in respect of pre-Closing covenants, under this German SPA or any Ancillary Agreement;

(c)          any fees, expenses or other payments incurred or owed by Sellers or a Target Company to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or a Target Company in connection with the transactions contemplated by this German SPA; or

(d)          any inaccuracy in, or breach of, any representation or warranty in Section 4.19 of this German SPA, Section 4.21 of the Swiss Merger Agreement or Section 4.21 of the U.S. SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the “Tax Deductible”) (other than Losses arising from criminal activity or fraud — in each case as determined in a final, non-appealable decision by a court of competent jurisdiction — of Sellers or the Target Companies, which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this German SPA, the Swiss Merger Agreement or the U.S. SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend (as defined in the Swiss Merger Agreement) shall not be applied against the Tax Deductible.

Section 9.3           Indemnification Procedure.

(a)          If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article IX, such Purchaser Indemnified Party shall promptly notify Sellers in writing. The Purchaser Indemnified Party will provide Sellers with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.

(b)          If such claim involves a claim by a Third Party against the Purchaser Indemnified Parties, Sellers may, upon notice to the Purchaser Indemnified Parties, assume, through counsel of Sellers’ choosing and at Sellers’ expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with Sellers in connection therewith; provided, that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the Purchaser Indemnified Parties reasonably determine that representation by the counsel of Sellers and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then Sellers shall pay the reasonable fees and expenses of the Purchaser Indemnified Parties’ counsel. Notwithstanding anything in this Section 9.3 to the contrary, Sellers may not, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Sellers are contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without Sellers’ consent, such consent not to be unreasonably withheld. If Sellers are not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at Sellers’ expense, the settlement or defense thereof, and Sellers shall cooperate with it in connection therewith. The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers of any obligation they may have hereunder.

(c)          Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by Purchaser Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Sellers and Purchaser Indemnified Parties shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 9.4           Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the Purchaser Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the Purchaser Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the Purchaser Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

Section 9.5           Indemnification Amounts.

(a)          Notwithstanding any provision to the contrary contained in this German SPA, Sellers shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses pursuant to this Article IX to the extent they are a result of any claim made pursuant to Section 9.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 9.2(a) of this German SPA, Section 10.2(a) of the Swiss Merger Agreement and Section 9.2(a) of the U.S. SPA exceed $3,250,000, in which case Sellers will be obligated to indemnify the Purchaser Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 9.5; provided, however, that in no event shall the aggregate indemnification obligations of Sellers pursuant to Sections 9.2(a), (b) or (c) of this German SPA, Sections 10.2(a), (b) or (c) of the Swiss Merger Agreement and Sections 9.2(a), (b) or (c) of the U.S. SPA exceed Ninety Two Million Dollars ($92,000,000) (the “Indemnity Cap”); provided, further, that notwithstanding the foregoing, the Purchaser Indemnified Parties’ right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Sellers or the Target Companies or (ii) Section 3.8 (Ownership of the Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of Bruker Physik), Section 4.4 (Capitalization of the Subsidiaries; Other Interests), or Section 4.16 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 9.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Shares) and Section 3.9 (Withholding Tax), the liability of any Seller beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Seller shall have any liability under this Article IX or otherwise under this German SPA in excess of the amount set forth opposite such Seller’s name under the heading “Individual Selling Shareholders’ Indemnity Cap” as set forth on Schedule 9.5 to the U.S. SPA.

(b)          For the purpose of calculating the amount of any Loss for which a Purchaser Indemnified Party is entitled to indemnification under this German SPA, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Purchaser Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article IX shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a Purchaser Indemnified Party is paid by Sellers for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such Purchaser Indemnified Party shall assign, to the extent legally permissible, all such claims to Sellers for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Sellers.

(c)          Purchasers shall be entitled to recover Losses from the Indemnity Escrow; provided, however, that the recovery is not limited to the amount in the Indemnity Escrow.

Section 9.6           Exclusive Remedy. Purchasers acknowledge and agree that the indemnification provisions of this Article IX shall be the sole and exclusive remedies of Purchasers against Sellers and the Target Companies for any breach by Sellers or the Target Companies of the representations and warranties in this German SPA, for any failure by Sellers or the Target Companies to perform and comply with any covenants and agreements in this German SPA that are required to be complied with or performed prior to the Closing and for any failure by Sellers or the Target Companies to perform and comply with any covenants and agreements in this German SPA, except that if any of the provisions of this German SPA are not performed in accordance with their terms or are otherwise breached, Purchasers shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this German SPA to the contrary, Purchasers shall retain the right to receive damages or other relief (including equitable relief) against the Target Companies or Sellers as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by the Target Companies or Sellers without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article IX are obligations of Sellers and not of the Target Companies.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1         Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this German SPA, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)          If to Purchasers, to:

Bruker BioSciences Corporation

40 Manning Road

Billerica, MA 01821

Facsimile:  978-667-2917

Attention:  Bill Knight

with copies to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Facsimile:   212-259-6333

Attention:    Frederick W. Kanner, Esq.

                    Bryan J. Luchs, Esq.

and

Dewey & LeBoeuf LLP

Taunusanlage 1

60329 Frankfurt am Main

Germany

Facsimile:   +49 63 3639 3333

Attention:   Dr. Thomas Schmuck

(b)          If to Sellers, to:

Joerg C. Laukien

Markgrafenstrasse 34

76530 Baden-Baden

Germany

Facsimile: +49 721 5161-287

with a copy to:

Bernhard Wangler

Kriegsstr. 133

76135 Karlsruhe

Germany

Facsimile: +49 721 985 5950

(c)          If to Bruker Physik to:

Bruker Physik GmbH

Silberstreifen 4

76287 Rheinstetten

Germany

Facsimile: +49 721 5161-287

Attention:  Joerg C. Laukien

(d)          If to Techneon to:

Techneon AG

c/o Joerg C. Laukien

Markgrafenstrasse 34

76530 Baden-Baden

Germany

Facsimile:   +49 721 5161-287

with a copy to:

Bernhard Wangler

Kriegsstr. 133

76135 Karlsruhe

Germany

Facsimile: +49 721 985 5950

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2         Expenses. Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this German SPA and in preparing to consummate and consummating the transactions contemplated by this German SPA; provided, however, that with respect to any fees relating to the HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the transactions contemplated by this German SPA under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, Purchasers shall be responsible for 100% of the fees for its filing and the Target Companies shall be responsible for 100% of the fees for any filing made by the Target Companies or any of the Sellers.

Section 10.3         Successors and Assigns. No Party may assign any of its rights under this German SPA without the prior written consent of the other Parties. Subject to the preceding sentence, this German SPA will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 10.3, (i) upon written notice to Sellers, Purchasers shall be permitted to assign this German SPA and the rights and obligations under it to a wholly owned, direct or indirect subsidiary of Purchasers and (ii) BRKR shall be permitted to assign this German SPA and the rights and obligations under it to Bruker BioSpin

Corporation after the U.S. Closing such that, as a result of such assignment, Bruker BioSpin Corporation shall become Purchaser 1 for all purposes hereunder; provided, that in the event of any such assignment, each Purchaser shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this German SPA will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this German SPA or any provision of this German SPA. This German SPA and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this German SPA and their successors and assigns.

Section 10.4         Extension; Waiver. Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this German SPA, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this German SPA, (c) waive compliance with any of the conditions or covenants of the other Party contained in this German SPA or (d) waive or modify performance of any of the obligations of the other Party under this German SPA; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this German SPA will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this German SPA and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 10.5         Entire Agreement; Schedules. This German SPA, the Swiss Merger Agreement and the U.S. SPA, which includes the schedules and Schedules hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this German SPA and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

Section 10.6         Amendments, Supplements, Etc. This German SPA may be amended or supplemented at any time by additional written agreements as may mutually be determined by Bruker Physik, Techneon, Purchasers and Sellers to be necessary, desirable or expedient to further the purposes of this German SPA or to clarify the intention of the Parties.

Section 10.7         Applicable Law. This German SPA shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this German SPA or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Eastern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this German SPA or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this German SPA or any transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

Section 10.8         Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this German SPA or the transactions contemplated by this German SPA. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this German SPA and the transactions contemplated by this German SPA, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

Section 10.9         Actions by Sellers. Where any provision of this German SPA indicates that a Target Company will take any specified action (or refrain from taking any specified action) or requires a Target Company to take any specified action (or to refrain from taking any specified action), then, regardless of whether this German SPA specifically provides that Sellers will do so, Sellers shall cause the applicable Target Company to take such action (or to refrain from taking such action, as applicable). Sellers will be responsible for the failure of Target Company to take any such action (or to refrain from taking any such action, as applicable).

Section 10.10       Execution in Counterparts. This German SPA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 10.11       Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this German SPA.

Section 10.12       Invalid Provisions. If any provision of this German SPA is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this German SPA of Sellers on the one hand and Purchasers on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this German SPA will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this German SPA will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this German SPA and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this German SPA a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.13       Publicity. The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this German SPA or the Ancillary Agreements without prior consultation with and consent of the Purchasers and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit B.

Section 10.14       Specific Performance. The Parties agree that if any of the provisions of this German SPA were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.15       Construction.

(a)          Whenever the words “include,” “includes,” or “including” are used in this German SPA, they shall be deemed to be followed by the words “without limitation.”

(b)          All terms defined in this German SPA shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this German SPA are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(c)          Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d)          All article, section, paragraph, schedule and Schedule references used in this German SPA are to articles, sections, paragraphs, schedules and Schedules to this German SPA unless otherwise specified.

(e)          The Parties acknowledge that each Party and its attorney has reviewed this German SPA and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this German SPA.

(f)           Except as explicitly set forth herein, all payments provided for in this German SPA shall be made in U.S. Dollars only, and not in Euros or in any other currency.

Section 10.16       Actions by Purchasers. Any decision by Purchasers relating to a dispute or a potential dispute between Purchasers and Sellers shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SCITEC GMBH & CO. KG (as seller)

By:	/s/ Joerg C. Laukien
	Name:	Joerg C. Laukien
	Title:	Managing Director

BRUKER BIOSCIENCES CORPORATION (as purchaser)

By:	/s/ Frank H. Laukien, Ph.D.
	Name:	Frank H. Laukien, Ph.D.
	Title:	Chief Executive Officer and
President

BRUKER DALTONIK GMBH (as purchaser)

By:	/s/ Frank H. Laukien, Ph.D.
	Name:	Frank H. Laukien, Ph.D
	Title:	Managing Director

BRUKER OPTIK GMBH (as purchaser)

By:	/s/ Dr. Klaus-Dieter Schmalbein
	Name:	Dr. Klaus-Dieter Schmalbein
	Title:	Managing Director

BRUKER OPTIK GMBH (as purchaser)

By:	/s/ Rolf Lang
	Name:	Rolf Lang
	Title:	Chief Financial Officer

BRUKER PHYSIK GMBH (as target as well as purchaser)

By:	/s/ Albrecht Kehr
	Name:	Albrecht Kehr
	Title:	Managing Director

TECHNEON AG (as target)

By:	/s/ Dr. Rene Jeker
	Name:	Dr. Rene Jeker
	Title:	Director

TECHNEON AG (as target)

By:	/s/ Roger Deutsch
	Name:	Roger Deutsch
	Title:	Director

DIRK D. LAUKIEN

/s/ Dirk D. Laukien, Ph.D.

FRANK H. LAUKIEN

/s/ Frank H. Laukien, Ph.D.

ISOLDE LAUKIEN-KLEINER

/s/ Isolde Laukien Kleiner

JOERG C. LAUKIEN

/s/ Joerg C. Laukien

MARC M. LAUKIEN

/s/ Marc M. Laukien

ROBYN L. LAUKIEN

/s/ Robyn L. Laukien